Exhibit 4.11

WPP GROUP PLC

THE WPP 2005 EXECUTIVE STOCK OPTION PLAN

As approved by shareholders of WPP Group plc on 26th September 2005 prior to the introduction of a new holding company by a scheme of arrangement under section 425 of the Companies Act 1985 and adopted by the Board of Directors of WPP Group Plc on 27th October 2005 and as amended by a written resolution dated 16 February 2006 and as amended by a resolution of the Compensation Committee dated 21 February 2006 and as amended by a resolution of the Compensation Committee dated 14 December 2006 and as amended by a resolution of the Compensation Committee dated 20 February 2007 and as amended by a resolution of the Compensation Committee dated 27 April 2007 and as amended by a resolution of the Compensation Committee dated 9 August 2007

As approved by shareholders of WPP Group plc on 30 October 2008 prior to the introduction of a new holding company by a scheme of arrangement under part 26 of the Companies Act 2006 as approved by the shareholders of WPP plc on 30 September 2008 and adopted by the Board of Directors of WPP plc on 30 September 2008 and as amended by resolutions of the Compensation Committee dated 3 March 2009 and 12 November 2012

Squire Sanders (UK) LLP

7 Devonshire Square

London

EC2M 4YH

United Kingdom

DX 136546 Bishopsgate 2

Office: +44 (0)20 7655 1000

Fax:     +44 (0)20 7655 1001

Reference WPP.002-1470

CONTENTS

1 DEFINITIONS AND INTERPRETATION	1

2 ELIGIBILITY	2

3 GRANT OF OPTIONS	3

4 LIMITS	4

5 PERFORMANCE CONDITIONS	5

6 EXERCISE OF OPTIONS	6

7 TAKEOVER, RECONSTRUCTION AND WINDING-UP	8

8 VARIATION OF CAPITAL	8

9 ALTERATIONS	9

10 MISCELLANEOUS	9

11 WITHHOLDING	10

APPENDIX 1	11

APPENDIX 2	16

APPENDIX 3	17

APPENDIX 4	18

APPENDIX 5	18

APPENDIX 6	19

APPENDIX 7	19

APPENDIX 8	21

APPENDIX 9	21

APPENDIX 10	22

APPENDIX 11	22

APPENDIX 12	22

APPENDIX 13	22

APPENDIX 14	23

APPENDIX 15	23

APPENDIX 16	23

i

1	DEFINITIONS AND INTERPRETATION

1.1	In this Plan, unless the context otherwise requires:

“Act” means the Companies Act 1985 as amended;

“Board” means the board of directors of the Company or a committee appointed by such board of directors;

“Depository” means any depository or depositories which hold or whose nominee holds WPP ADRs;

“Company” means

(a)	for the period between 25 October 2005 and 18 November 2008 the reference shall be to WPP 2008 Limited, a private limited company incorporated in England and Wales with registered number 5537577;

(b)

for the period between 19 November 2008 and the Effective Date, the reference shall be to WPP plc, a public limited company incorporated in Jersey with registered number 101749, to be re-named WPP 2012 plc; and

(c)	for the period from and including the Effective Date the reference shall be to WPP plc, a public limited company incorporated in Jersey with registered number 111714;[1]

“Effective Date” means the date on which the Scheme, as set out in part 3 of the circular to share owners of WPP plc, a company registered in Jersey with company number 101749, relating to the recommended proposals for the introduction of a new parent company becomes effective, expected to be 2 January 2013;2

“Grant Date” in relation to an Option means the date on which the Option was granted;

“Group Member” means:

(a)

a Participating Company or a body corporate which is (within the meaning of section 736 of the Act or, as the context may require, Articles 2 and 2A of the Companies (Jersey) Law 1991) the Company’s holding company or a subsidiary of the Company’s holding company; or3

(b)

a body corporate which is (within the meaning of section 258 of the Act or, as the context may require, Articles 2 and 2A of the Companies (Jersey) Law 1991) a subsidiary undertaking of a body corporate within paragraph (a) above and has been designated by the Board for this purpose;[4]

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“Key Feature” means a provision of this Plan which is necessary in order to meet the requirements of Schedule 4;

[1]	Amended by Resolutions of the Compensation Committee dated 29 September 2008 and 12 November 2012
[2]	Inserted by Resolution of the Compensation Committee dated 29 September 2008 and amended by Resolution of the Compensation Committee dated 12 November 2012
[3]	Amended by Resolution of the Compensation Committee dated 29 September 2008
[4]	Amended by Resolution of the Compensation Committee dated 29 September 2008

“Option” means a right to acquire Shares or WPP ADRs under the Plan; and a right to acquire Shares shall be known as a “Share Option” and a right to acquire WPP ADRs shall be known as an “ADR Option”;

“Participant” means a person who holds an Option granted under the Plan;

“Participating Company” means the Company or any Subsidiary;

“Plan” means the WPP 2005 Executive Stock Option Plan as herein set out but subject to any alterations or additions made under Rule 8 below;

“Schedule 4” means Schedule 4 to ITEPA;

“Schedule 9” means Schedule 9 to the Taxes Act 1988;

“Scheme” means a scheme of arrangement under Article 125 of the Companies (Jersey) Law 1991 or with or subject to any modification, addition or condition approved or imposed by the Royal Court of Jersey relating to proposals for the introduction of a new parent company;5

“Share” means an ordinary share in the capital of the Company and for the purposes of Rule 4 (Limits) and, if the context requires, other provisions of the Rules, “Shares” include WPP ADRs;

“Specified Age” means 65 years of age;

“Subsidiary” means a body corporate which is a subsidiary of the Company within the meaning of section 736 of the Act or, as the context may require, Articles 2 and 2A of the Companies (Jersey) Law 1991;6

“Taxes Act 1988” means the Income and Corporation Taxes Act 1988;

“Treasury Shares” means any Shares which are purchased by the Company in accordance with Article 57 of the Companies (Jersey) Law 1991 and held by the Company as treasury shares pursuant to Article 58A of the Companies (Jersey) Law 1991;7

“WPP ADR” means an American Depository Receipt representing, for the time being, 5 Shares deposited with Citibank NA as depository pursuant to the Deposit Agreement between the Company and Citibank NA as of 2 January 20138 as amended from time to time and/or any other American depository receipt arrangement sponsored by the Company,9 and expressions not otherwise defined herein have the same meanings as they have in Schedule 4.

1.2	Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

2	ELIGIBILITY

2.1	Subject to Rule 2.2 below, a person is eligible to be granted an Option under the Plan if (and only if) he is an executive director or employee of a Participating Company.

[5]	Inserted by Resolution of the Compensation Committee dated 29 September 2008 and amended by Resolution of the Compensation Committee dated 12 November 2012
[6]	Amended by Resolution of the Compensation Committee dated 29 September 2008
[7]	Amended by Resolution of the Compensation Committee dated 29 September 2008
[8]	Amended by Resolution of the Compensation Committee dated 12 November 2012
[9]	Amended by Resolution of the Compensation Committee dated 29 September 2008

2.2	There is no Rule 2.2.[10]

2.3

No person is entitled, by virtue of the provisions of the Plan or any other means, to participate as of right in the Plan through the grant of an Award and consequently the receipt of an Award shall in no circumstances give or imply any right to receive any further award and any further right that is in fact granted to the same Participant may be on the same or on different terms.[11]

3	GRANT OF OPTIONS

3.1

Subject to Rules 3.2 and 3.5 below and Rule 4 below, the Board may grant or procure the grant to any person who is eligible to be granted an Option under the Plan a Share Option or an ADR Option, upon the terms set out in the Plan; and for this purpose a Share Option to acquire means an option to subscribe for Shares or receive the transfer of Treasury Shares or other Shares as determined by the Board from time to time.

3.2	An Option may only be granted under the Plan:

(a)

within the period of 6 weeks beginning with the date on which the Plan is adopted by the Board or the 6 week period beginning with the dealing day next following the date on which the Company announces its interim or final results for any period, or at any other time when the circumstances are considered by the Board to be sufficiently exceptional to justify the grant thereof; and

(b)	within the period of 10 years beginning with the date on which the Plan is approved by shareholders on 26 September 2005.

3.3	The price at which Shares may be acquired by the exercise of an Option shall be determined by the Board before the grant thereof, but shall not be less than:

(a)

in the case of a Share Option, if Shares of the same class as those Shares are listed in the London Stock Exchange Daily Official List, the lower of the two prices shown for the shares on that day plus one quarter of the difference between them (as derived from that List or other reputable market source that is able to provide the relevant information at a more appropriate time, even though that source may not be able to guarantee that the information provided will be identical to that subsequently published in that List) on the Grant Date;

(b)

in the case of a Share Option, if paragraph (a) above does not apply, the market value (within the meaning of Part VIII of the Taxation of Chargeable Gains Act 1992) of Shares of that class at the relevant Grant Date, as reasonably determined by the Board;

(c)

in the case of an ADR Option, the fair market value of a WPP ADR as quoted on NASDAQ National Market System over a number of consecutive dealing days (being not more than five) immediately preceding or ending on the Grant Date; or

(d)	except in the case of an Option to acquire Shares otherwise than by subscription, the nominal value of those Shares.

3.4	An Option granted under the Plan to any person:

(a)	shall not, except as provided in Rule 6.3 below, be capable of being transferred by him; and

[10]	Amended by Resolution of the Compensation Committee dated 14 December 2006
[11]	Amended by Resolution of the Compensation Committee dated 21 February 2006

(b)	shall lapse immediately if he is adjudged bankrupt.

3.5

An Option granted under the Plan to a person shall lapse if that person ceases to be a director or employee of a Group Member, other than by reason of his death, injury or disability, within six months of the Grant Date unless the Board shall determine otherwise.

3.6	Except as provided in Rule 7 and paragraph 17 of Appendix 1, no new Option may be granted after 18 November 2008.[12]

4	LIMITS

4.1	The number of Shares in respect of which Options may be granted under the Plan on any day which are to be satisfied by the issue of Shares when added to the aggregate of:

(a)	the number of Shares which immediately prior to that day have been or are to be issued to satisfy outstanding Options under the Plan; and

(b)

the number of Shares which immediately prior to that day have been or are to be issued to satisfy options or awards granted or made under any other employees’ share scheme of any Group Member in the ten years immediately before that day shall not exceed 10% of the issued ordinary share capital of the Company for the time being.

4.2

The aggregate market value of the Shares subject to an Option granted under the Plan on any day to a Participant may not, when added to the aggregate market value of the Shares (valued at the date or dates of grant of the relevant Option or Options) which are or have been subject to options granted to him within the preceding twelve months under the Plan or any Relevant Scheme, exceed four times his Annual Remuneration. For the purposes of this Rule 4.2 the following terms will have the following meanings:

“Annual Remuneration”

in relation to a Participant, the gross rate of basic annual salary (excluding any bonuses, company pension contributions and any other benefits in kind) payable to the relevant Eligible Employee by any Group Company as at the relevant Grant Date;

“Relevant Scheme”

any employees’ share scheme (within the meaning given to that term in section 743 of the Act or, as the context may require, Article 58A of the Companies (Jersey) Law 199113) established by any Group Member (other than savings-related schemes or profit sharing schemes approved by the Inland Revenue under Schedule 9 to the Taxes Act 1988 or Schedule 3 to ITEPA or any other schemes linked to contractual savings schemes or any share incentive plans approved by HM Revenue & Customs under Schedule 8 to the Finance Act 2000 or Schedule 2 to ITEPA);

and for the purposes of this Rule:

(a)	any Option which shall have been released to any extent shall be treated to that extent as if it were still exercisable;

(b)	shares in a Participating Company shall not be regarded as benefits in kind;

[12]	Inserted by resolution of the Compensation Committee dated 29 September 2008 and amended by Resolution of the Compensation Committee dated 12 November 2012
[13]	Amended by resolution of the Compensation Committee dated 29 September 2008

(c)

where a payment of remuneration is made otherwise than in sterling, the payment shall be treated as being of the amount of sterling ascertained by applying such rate of exchange for that day published in a national newspaper as the Board shall reasonably determine; and

(d)

a person’s remuneration shall be deemed to include fees paid to a company whose principal purpose is to provide his services being services of a nature which he would be expected to perform as an employee of a Participating Company, and being fees referable to those services and exclusive of VAT.

4.3	For the purposes of this Rule, the market value of the Shares in relation to which an Option was granted shall be calculated:

(a)	in the case of an Option granted under the Plan, as of the day by reference to which the price at which Shares may be acquired by the exercise thereof was determined in accordance with Rule 3.3 above;

(b)

in the case of an option granted under any option scheme (other than a savings related scheme) approved by HM Revenue & Customs, as at the time when it was granted or, in a case where an agreement relating to the Shares has been made under paragraph 29 of Schedule 9 or paragraph 22 of Schedule 4, such earlier time or times as may be provided in the agreement; and

(c)	in the case of any other option, as on the day or days by reference to which the price at which Shares may be acquired by the exercise thereof was determined and the Board may adopt such exchange rate as it thinks fit for the conversion of one currency to another currency.

4.4

For the purpose of this Rule 4, any Treasury Shares which are or are to be transferred for the purpose of satisfying options or other awards shall be taken as being Shares that are issued or to be issued for that purpose.

4.5

All Options granted under the Plan shall be regarded for the purposes of this Rule 4 as Options that will involve the issue of new Shares unless and until the Board determines that the Option will be satisfied by the transfer of Shares (or WPP ADRs which have not been created using new Shares issued for the purpose of satisfying options or awards under employee share schemes). The Board may only make such a determination in respect of an Option that has already been issued if it has made arrangements under which the relevant Shares or WPP ADRs will be available when required.

4.6

Any Option granted under the Plan shall be limited and take effect so that the above limits are complied with (with all Options being granted on the same day being scaled back on a pro-rata basis and rounded down to the nearest whole Share or WPP ADR).

5	PERFORMANCE CONDITIONS

5.1

An Option granted under the Plan to a director of the Company may not be exercised if the relevant condition is not satisfied; and in this Rule the relevant condition is the condition in Appendix 7[14] or such other objective condition relating to performance as may be specified by the Board at the time of the grant of that Option.

5.2

In determining whether the relevant condition has been met where an Option is to be exercised in accordance with any of Rules 6.3, 6.4(a), 6.4(b), 6.4(c), 7.1 and 7.3, the Board may determine that the relevant condition should be adjusted on a pro-rated basis to allow for any

[14]	Numbering amended by Resolution of the Compensation Committee dated 3 March 2009 reduction in time between the Grant Date and the date of cessation, compared to the time between Grant Date and the end of the performance period. Where such a determination is made, the Board shall be entitled to take into account such information relating to the performance of the Company as it considers to be appropriate and may adjust the method of assessment of the performance condition as it considers to be appropriate to the circumstances (so that, for example, if the cessation occurs one month after the end of the accounting period in which the Option was granted, the Board may assess the satisfaction of the relevant condition from the earnings of the Company for the accounting period in which the Option was granted without reference to the performance in the following month).

5.3

The Board may at the time of grant of any Option, impose conditions on that grant relating to performance and specify terms relating to how those conditions interact with the other provisions of this Plan.

5.4	[15]

6	EXERCISE OF OPTIONS

6.1	The exercise of any Option granted under the Plan shall be effected in such form and manner as the Board may from time to time prescribe.

6.2	Subject to Rules 6.3 and 6.4 below and to Rules 7.1 and 7.3 below, an Option granted under the Plan may not be exercised before the third anniversary of the Grant Date.

6.3

Subject to Rule 5 above, if any Participant dies before exercising an Option granted to him under the Plan and at a time when either he is a director or employee of a Group Member or he is entitled to exercise the Option by virtue of Rule 6.4 below, the Option may (and must, if at all) be exercised by his personal representatives within 12 months after the date of his death.

6.4

If any Participant ceases to be a director or employee of a Group Member (otherwise than by reason of his death), the following provisions apply in relation to any Option granted to him under the Plan:

(a)

if he so ceases by reason of injury or disability, or by reason only that his office or employment is in a company which ceases to be a Group Member, or relates to a business or part of a business which is transferred to a person who is not a Group Member, subject to Rule 5 above, the Option may (and subject to Rule 6.3 above must, if at all) be exercised within the exercise period;

(b)

if he so ceases by reason of retirement on or after reaching the retirement age (if any) as specified in his contract of employment (or, if there is no such age, if he retires at all)[16] in each case more than six months after the Grant Date subject to Rule 5 above, the Option may (and subject to Rule 6.3 above must, if at all) be exercised within the exercise period; and

(c)

if he so ceases for any other reason, the Option may not be exercised at all unless the Board shall so permit, in which event, subject to Rule 5 above, it may (and subject to Rule 6.3 above must, if at all) be exercised to the extent permitted by the Board within the exercise period;

[15]	Clause 5.4 deleted by Resolution of the Compensation Committee dated 12 November 2012
[16]	Amended by Resolution of the Compensation Committee dated 14 December 2006 and in this Rule the “exercise period” is the period which commences on the date of cessation of employment and expires 6 months after such date.17

6.5

Subject to Rule 6.6 below, a Participant shall not be treated for the purposes of Rule 6.4 above as ceasing to be a director or employee of a Group Member until such time as he is no longer a director or employee of any Group Member and a female Participant who ceases to be such a director or employee by reason of pregnancy or confinement and who exercises her right to return to work under the Employment Rights Act 1996 (or any equivalent legislation in any jurisdiction)[18] before exercising an Option under the Plan shall be treated for those purposes as not having ceased to be such a director or employee.

6.6

Other than in respect of Options granted under the Approved Part, a Participant who gives or is given notice to leave employment as a director or employee of a Group Member in any circumstances other than death or in those circumstances referred to in Rule 6.4(a) or 6.4(b) shall, if he subsequently ceases to be in such employment, be treated for the purposes of Rule 6.4 above as ceasing to be a director or employee of a Group Member on the date on which that notice is given (and for the avoidance of doubt any purported exercise by him of an Option during the period of notice shall be of no effect). If a Participant gives or is given notice to leave employment as a director or employee of a Group Member and the Board subsequently uses its discretion under Rule 6.4(c) to allow his Option to be exercisable, nothing in this Rule 6.6 will make his Option lapse or cease to be exercisable.

6.7

Notwithstanding any other provision of the Plan, an Option granted under the Plan may not be exercised after the expiration of the period of 10 years (or such shorter period as the Board may have determined before the grant thereof) beginning with the Grant Date.

6.8

Within 30 days after an Option under the Plan has been exercised by any person, the grantor of the Option shall, in the case of a Share Option, procure the allotment or transfer to him (or a nominee for him) of the number of Shares in respect of which the Option has been exercised and, in the case of an ADR Option, procure the issue or transfer to him of WPP ADRs in respect of which the Option has been exercised (including, if appropriate, by procuring the allotment or transfer of Shares to a Depository) unless:

(a)	the Board considers that the issue or transfer thereof would not be lawful in all relevant jurisdictions; or

(b)

in a case where a Group Member is obliged to account for any tax (in any jurisdiction) for which the person in question is liable by virtue of the exercise of the Option, that or another Group Member is unable to withhold the tax from his remuneration nor has received payment from him of a corresponding amount.

6.9

All Shares allotted under the Plan shall rank pari passu in all respects with the Shares of the same class for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of the allotment.

6.10

If Shares of the same class as those allotted under the Plan are listed in the London Stock Exchange Official List, the Company shall apply to the London Stock Exchange for any Shares so allotted to be admitted to that list.

6.11	Where any Option becomes exercisable by reason of the provisions of Rules 6.3 or 6.4, the number of Shares or WPP ADRs in respect of which the Option may be exercised shall be

[17]	Amended by Resolution of the Compensation Committee dated 27 April 2007
[18]	Amended by Resolution of the Compensation Committee dated 29 September 2008 reduced on a pro-rated basis to take account of the fact that the Participant ceased to be a director or employee of a Group Member before the date on which the Option would have become exercisable had the Participant not ceased to be a director or employee of a Group Member (calculated on the basis of the number of days until the date of such cessation compared to the number of days in the whole period between the Grant Date and the date on which the Option becomes exercisable) unless the Board determines to the contrary.[19]

7	TAKEOVER, RECONSTRUCTION AND WINDING-UP

7.1

If any person obtains control of the Company (within the meaning of section 840 of the Taxes Act 1988) as a result of making a general offer to acquire Shares in the Company, or having obtained such control makes such an offer, the Board shall within 7 days of becoming aware thereof notify every Participant thereof and, subject to Rule 5 above and Rules 6.3, 6.4, 6.6 and 6.7 above, an Option granted under the Plan may be exercised within one month (or such longer period as the Board may permit) of such notification.

7.2	For the purposes of Rule 7.1 above, a person shall be deemed to have obtained control of the Company if he and others acting in concert with him have together obtained control of it.

7.3

If any person becomes bound or entitled to acquire Shares in the Company under Part 18 of the Companies (Jersey) Law 1991, or if under Part 18A of the Companies (Jersey) Law 1991 the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, or if the Company passes a resolution for the winding up of the Company or the assets of the Company are declared en désastre, the Board shall forthwith notify every Participant thereof and any Option granted under the Plan may, subject to Rule 5 above and Rules 6.3, 6.4 and 6.6 above, be exercised within one month of such notification, but to the extent that it is not exercised within that period shall (notwithstanding any other provision of the Plan) lapse on the expiration thereof.[20]

7.4

The Board may determine (the determination to apply equally to all Options outstanding at the time) that the provisions of Rules 7.1 and 7.3 above will neither cause Options to become exercisable nor to lapse at different times than would otherwise be the case, if the Board considers that the Options will continue to be an appropriate incentive notwithstanding the changed circumstances, or that the position of Participants can be adequately preserved by the grant to them of some other right or rights in substitution for or addition to the existing rights.

7.5

Where any Option becomes exercisable before the end of the period referred to in Rule 6.2 by reason of the provisions of Rules 7.1 or 7.3, the number of Shares or WPP ADRs in respect of which the Option may be exercised shall be reduced on a pro-rated basis to take account of the early date on which the Option may be exercised (calculated on the basis of the number of days until the end of the period compared to the number of days in the whole period).

8	VARIATION OF CAPITAL

8.1

In the event of any increase or variation of the share capital of the Company (whenever effected), the Board may make such adjustments as it considers appropriate under Rule 8.2 below provided that the auditors or other financial advisers appointed by the Board acting as experts and not as arbitrators confirm that in their opinion the variation is fair and reasonable and such confirmation shall be final and binding.

[19]	Amended by Resolution of the Compensation Committee dated 27 April 2007
[20]	Amended by Resolution of the Compensation Committee dated 29 September 2008

8.2	An adjustment made under this Rule shall be to one or more of the following:

(a)	the number and description of Shares in respect of which any Option granted under the Plan may be exercised;

(b)	the price at which Shares may be acquired by the exercise of any such Option; and/or

(c)

where any such Option has been exercised, but no Shares have been allotted or transferred pursuant to such exercise, the number and description of Shares which may be so allotted or transferred and the price at which they may be acquired.

8.3

An adjustment under Rule 8.2 above may have the effect of reducing the price at which Shares may be acquired by the exercise of an Option to less than their nominal value, but only if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercised and which are to be allotted pursuant to such exercise exceeds the price at which the same may be subscribed for and to apply such sum in paying up such amount on such Shares; and so that on exercise of any Option in respect of which such a reduction shall have been made the Board shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

8.4	As soon as reasonably practicable after making any adjustment under Rule 8.2 above, the Board shall give notice in writing thereof to any Participant affected thereby.

9	ALTERATIONS

9.1	Subject to Rule 9.2 below, the Board may at any time alter or add to all or any of the provisions of the Plan, or the terms of any Option granted under it, in any respect.

9.2

No alteration or addition to the advantage of Participants or potential Participants shall be made under Rule 9.1 above to any Rule of the Plan without the prior approval by ordinary resolution of the members of the Company in general meeting other than a minor amendment to benefit the administration of the Plan, to take account of a change in legislation, or to obtain or maintain favourable tax, exchange control or regulatory treatment for any Participant or any Group Member.

9.3	As soon as reasonably practicable after making any alteration or addition under Rule 9.1 above, the Board shall give notice in writing thereof to any Participant affected thereby.

10	MISCELLANEOUS

10.1

The rights and obligations of any individual under the terms of his office or employment with any Group Member shall not be affected by his participation in the Plan or any right which he may have to participate therein, and an individual who participates therein shall by participating be deemed to waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any Option under the Plan as a result of such termination. Any benefit under the Plan shall not be regarded as salary or counted for pension or any other purpose. Participation in the Plan by any individual is entirely at the discretion of the Board and in no circumstances shall the fact that an individual has received an Option or Options in the past give that individual any right to receive a further Option or Options.[21]

10.2

In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or related to the Plan, the decision of the Board shall be final and binding upon all persons.

[21]	Amended by Resolution of the Compensation Committee dated 21 February 2006

10.3

The Company and any Subsidiary may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan (which Shares may be held by a Depository on behalf of any such trustees or other person) or enter into any guarantee or indemnity for these purposes, to the extent permitted by section 153 of the Act or the Companies (Jersey) Law 1991.[22]

10.4

Any notice or other communication under or in connection with the Plan may be given by personal delivery, delivery by email or by sending the same by post, in the case of a company to its registered office (or to such other address and person as may be specified by that company from time to time), and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment.

10.5

The Board may establish further plans based on the Plan but modified to take account of local tax, exchange control or securities laws in overseas territories, provided that any Shares made available under such further plans are treated as counting against the limits expressed in Rules 4.1 to 4.6.

10.6

The Plan and any Option shall be governed by and construed in accordance with the laws of England and Wales and the Company and the Participants (together with any eligible persons who do not become Participants) shall submit to the exclusive jurisdiction of the Courts of England and Wales.[23]

11	WITHHOLDING

11.1

The grant or exercise of any Option under this Plan is subject to the condition that the grant or an exercise of the Option shall not be valid unless the Participant has, in addition to complying with the other requirements of this Plan, paid or procured the payment to the Group Member which is his employer, or otherwise provided for (in a manner satisfactory to that Group Member or, if appropriate, the trustees of any employee benefit trust) an amount equal to the Taxation for which any Group Member may be liable by reason of that grant or exercise.

11.2

Without limitation to 11.1 above, the Company or any other Group Member which is a Participant’s employer or the trustees of any employee benefit trust may withhold any amount and make such arrangements as it considers necessary which comply with applicable law to meet any liability to Taxation in respect of the grant, exercise or cancellation of Options or other event relating to Options or in respect of any benefit under this Plan. These arrangements may include the sale of any Shares on behalf of a Participant, which the Participant is deemed to have authorised, to produce a cash sum sufficient to meet the Taxation liabilities referred to in this Rule 11.

11.3

The Company may in its sole discretion waive the requirements set out in this Rule 11 in respect of any part of the Participant’s employer’s liability to Taxation, including in particular, any employer’s liability to National Insurance Contributions.

11.4

In this Rule, “Taxation” means all forms of taxation or levy by any state or any political subdivision of a state and includes income tax, Pay as You Earn, National Insurance or other social security contributions, whether being the primary liability of the employer or the employee, or any other person.

[22]	Amended by Resolution of the Compensation Committee dated 29 September 2008
[23]	Amended by Resolution of the Compensation Committee dated 21 February 2006

APPENDIX 1

This Appendix constitutes the HM Revenue & Customs approved part of the WPP 2005 Executive Stock Option Plan (the “Approved Part”). In the event of any conflict between the Plan and Appendix 1, the latter shall prevail. The terms of the Approved Part are identical to those of the other part of the said Plan, to which this Approved Part is appended except as follows:

1	In the definition of “Subsidiary” in Rule 1.1, add to the end words “and is under the control of the Company within the meaning of Section 840 of the Taxes Act 1988”.

2	In Rule 2.1, delete the words “an executive director or employee of a Participating Company.” and substitute the words:

“a full-time director or qualifying employee of a Participating Company. For the purposes of this Rule 2.1:

a person shall be treated as a full-time director of a Participating Company if he is obliged to devote to the performance of the duties of his office or employment with that and any other Participating Company not less than 25 hours a week (excluding meal breaks);

a qualifying employee, in relation to a Participating Company, is an employee of the Participating Company (other than one who is a director of a Participating Company).”

3

In Rule 2.2, substitute the words “A person is not eligible to be granted an Option under the Plan at any time when he is not eligible to participate in the Plan by virtue of paragraph 9 of Schedule 4 (material interest).”[24]

4

Only Share Options, and not ADR Options, shall be granted under the Approved Part and therefore no references to WPP ADRs or ADR Options shall apply in respect of an Option granted under this Appendix 1.

5

In Rule 3.1, after the words “procure the grant” add the words “by deed, seal or for consideration” and after the word “Company” in the definition of “Share”, add the words “which satisfy the requirements of paragraphs 16 – 20 of Schedule 4”.

6	In Rule 3.2, after the first mention of the word “Board” add the words “the date on which the Approved Part is approved by HM Revenue & Customs under Schedule 4”.[25]

7

In Rule 3.3(a), delete the words “or other reputable market source that is able to provide the relevant information at a more appropriate time, even though that source may not be able to guarantee that the information provided will be identical to that subsequently published in that list”.

8

In Rule 3.3(b), delete the words “reasonably determined by the Board” and substitute the words “agreed in advance for the purposes of the Plan with Shares Valuation of HM Revenue & Customs, on the Grant Date (or such other day as may be agreed with HM Revenue & Customs)”.[26]

[24]	Amended by Resolution of the Compensation Committee dated 14 December 2006
[25]	Amended by Written Resolution of the Compensation Committee dated 16 February 2006
[26]	Amended by Resolution of the Compensation Committee dated 16 February 2006

9

At the end of Rule 3.5 add the words “(provided that in the case of a cessation due to redundancy or retirement within six months of the Grant Date there shall be no such discretion and the Option shall lapse immediately on such cessation)”, and add the words “acting fairly and reasonably” after the word “Board” where it appears in that Rule.

10	Add the following as Rule 4.3A:

“No person shall be granted Options under the Approved Part which would, at the time they are granted cause the aggregate market value (determined as at the date of each relevant grant) of the Shares which he may acquire in pursuance of Options granted to him under the Approved Part or under any other share option scheme, not being a savings related share option scheme, approved under Schedule 9 or any option scheme approved under Schedule 4 and established by the Company or by any associated company of the Company (and not exercised) to exceed or further exceed £30,000 or such other limit as may be prescribed in paragraph 6 of Schedule 4”.27

11	In Rule 5.2, add the words “acting fairly and reasonably” after the word “Board” in the 3rd line.[28]

12A	In Rule 6.4(b), add the words “or on or after the Specified Age,” after the words “retires at all),”.[29]

12

In Rule 6(4)(c), after the words “the Board” (on both occasions where those words appear) add the words “(acting fairly and reasonably) and, at the end of the Rule, add the words “provided that the discretions of the Board contained in this Rule 6.4(c) shall not apply in the case of a cessation by reason of redundancy (in which case the Option shall lapse immediately)”.

13	Add the following as Rule 6.7A:

“A Participant shall not be eligible to exercise an Option under the Plan at any time when he is not eligible to participate in the Plan by virtue of paragraph 9 of Schedule 4”.30

14	Delete Rule 6.8 (b) and insert the following as Rule 6.8A:

“In a case where a Group Member is obliged to account for any tax (in any jurisdiction) for which the person in question is liable by virtue of the exercise of the Option, the Board may require the Participant to make a payment to the Company of an amount equal to the reasonable estimate of the Company of that tax as a condition precedent to the exercise of the Option provided that if that estimate proves to be in excess of the actual liability then the excess will be refunded to the Participant.”

15	At the end of Rule 6.11, add the words “acting fairly and reasonably”.[31]

16	In Rule 7.1, insert the words “not exceeding four months” after the word “period” in the penultimate line.

[27]	Amended by Written Resolution of the Compensation Committee dated 16 February 2006
[28]	Amended by Written Resolution of the Compensation Committee dated 16 February 2006
[29]	Amended by Resolution of the Compensation Committee dated 14 December 2006
[30]	Amended by Written Resolution of the Compensation Committee dated 16 February 2006
[31]	Amended by Written Resolution of the Compensation Committee dated 16 February 2006

17	Add the following as Rules 7.6 and 7.7:

“7.6	(a) If any company (the “acquiring company”):

obtains control of the Company as a result of making –

(i)

a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is met the person making the offer will have control of the Company, or

(ii)	a general offer to acquire all the Shares in the Company which are of the same class as the Shares which may be acquired by the exercise of Options granted under the Plan, or

(b)	obtains control of the Company in pursuance of a compromise or arrangement sanctioned by the court under Part 18A of the Companies (Jersey) Law 1991, or32

(c)	becomes bound or entitled to acquire Shares in the Company under Part 18 of the Companies (Jersey) Law 1991,[33]

any Participant may at any time within the appropriate period (which expression shall be construed in accordance with paragraph 26 of Schedule 4), by agreement with the acquiring company, release any Option granted under the Plan which has not lapsed (the “old option”) in consideration of the grant to him of an option (the “new option”) which (for the purposes of that paragraph) is equivalent to the old option but relates to shares in a different company (whether the acquiring company itself or some other company falling within paragraph 16(b) or (c) of Schedule 4).

7.7

The new option shall not be regarded for the purposes of Rule 7.6 above as equivalent to the old option unless the conditions set out in paragraph 27 of Schedule 4 are satisfied, but so that the provisions of the Plan shall for this purpose be construed as if:

(i)	the new option were an option granted under the Plan at the same time as the old option;

(ii)

except for the purposes of the definitions of “Group Member”, “Participating Company” and “Subsidiary” in Rule 1.1 above and the reference to “the Board” in Rule 6.7 above, the expression the “Company” were defined as “a company whose shares may be acquired by the exercise of options granted under the Plan”;

(iii)	the relevant condition referred to in Rule 6.3 above had been satisfied; and

(iv)	Rule 9.2 below were omitted.”

18	At the start of Rule 8.1, add the words “Subject to Rule 8.2A below”.

19	In Rule 8.1, delete the words “increase or.”[34]

[32]	Amended by Resolution of the Compensation Committee dated 29 September 2008
[33]	Amended by Resolution of the Compensation Committee dated 29 September 2008
[34]	Amended by Written Resolution of the Compensation Committee dated 16 February 2006

20	In Rules 8.2(a) and (c), insert the words “(but not the class)” after the word “description”.

21	Add the following as Rule 8.2A:

“At a time when the Plan is approved by HM Revenue & Customs under Schedule 4, no adjustment under Rule 8.2 above shall be made without the prior approval of HM Revenue & Customs.”

22	In Rule 9.1 delete the words “Rule 9.2” and substitute the words “Rules 9.2, 9.2A and 9.2B”.

23

At the end of Rule 9.1, add the words “(having regard to the fact that, if an alteration or addition which does not solely relate to a special term is made at a time when the Plan is approved by HM Revenue & Customs under Schedule 4, the alteration or addition to any Key Feature will not thereafter have effect unless and until HM Revenue & Customs have approved the alteration or addition)”.

24	Add the following as Rule 9.2A and 9.2B:

“9.2A	No alteration or addition to the disadvantage of any Participant, other than to a special term, shall be made under Rule 9.1 above unless:

(a)	the Board shall have invited every relevant Participant to give an indication as to whether or not he approves the alteration or addition, and

(b)	the alteration or addition is approved by a majority of those Participants who have given such an indication.

9.2B	No alteration or addition which solely relates to a special term subject to which an Option has been granted shall be made under Rule 9.1 above unless:

(a)	there shall have occurred an event which shall have caused the Board reasonably to consider that the special term would not, without the alteration or addition, achieve its original purpose, and

(b)	the Board shall act fairly and reasonably in making the alteration or addition which must be no more difficult to satisfy than the original.”

25	At the end of Rule 9.3, add the words “and if the Plan is then approved by HM Revenue & Customs under Schedule 4, to HM Revenue & Customs.”

26	Add as Rule 9.4:

“Any reference in this Rule to a special term is a reference to a term specified by the Board as mentioned in Rule 3.1 above or a term of the Schedule hereto”.35

27	Delete Rule 11 and substitute the following Rule 11:

“11.	Withholding

[35]	Amended by Written Resolution of the Compensation Committee dated 16 February 2006

11.1

The exercise of any Option under this Plan is subject to the condition that the exercise of the Option shall not be valid unless the Participant has, in addition to complying with the other requirements of this Plan, paid or procured the payment to the Group Member which is his employer, or otherwise provided for (in a manner satisfactory to that Group Member or, if appropriate, the trustees of any employee benefit trust) an amount equal to the Taxation for which any Group Member may be liable by reason of that exercise.

11.2

Without limitation to 11.1 above, the Company or any other Group Member which is a Participant’s employer or the trustees of any employee benefit trust may withhold any amount and make such arrangements as it considers necessary which comply with applicable law to meet any liability to Taxation in respect of the exercise of Options under this Plan. These arrangements may include the sale of any Shares on behalf of a Participant, which the Participant is deemed to have authorised, to produce a cash sum sufficient to meet the Taxation liabilities referred to in this Rule 11.

11.3

The Company may, acting fairly and reasonably, waive the requirements set out in this Rule 11 in respect of any part of the Participant’s employer’s liability to Taxation, including in particular, any employer’s liability to National Insurance Contributions.

11.4

In this Rule, “Taxation” means taxation by any state or any political subdivision of a state and includes income tax, Pay as You Earn and primary National Insurance and their equivalents in jurisdictions outside of the united Kingdom.”

APPENDIX 2

Special Rules Applicable to Grants of Incentive Stock Options

1

Options granted in accordance with the Plan (either including or excluding Appendix 1 thereto) may be designated as “Incentive Stock Options” (“ISOs”) within the meaning of section 422 of the United States Internal Revenue Code of 1986, as amended (the “U.S. Tax Code”).

2	The aggregate number of Shares (including Shares comprised in any WPP ADR) for which ISOs may be granted under Appendix 2 shall not exceed 125,665,004.

3

The class of persons who may receive ISOs shall, in addition to the limitations imposed by Rule 2 of the Plan, be limited to those persons who are employees of the Company or its “parent” or “subsidiary” corporations within the meaning of sections 424(f) and (g), respectively, of the U.S. Tax Code.

4

In addition to any other restrictions contained in the Plan, ISOs shall not be transferable otherwise than by will or the laws of descent and distribution. During the lifetime of the person to whom an ISO is granted, the ISO shall be exercisable only by such person.

5

To the extent that the aggregate market value of Shares (including Shares comprised in any WPP ADR) with respect to which ISOs are exercisable (determined without regard to this sentence) for the first time by a Participant during any calendar year (under all plans or schemes of the Company or its “parent” and “subsidiary” corporations within the meaning of sections 424(f) and (g), respectively, of the U.S. Tax Code) exceeds US $100,000, such Options shall to the extent of such excess be treated as Options which are not ISOs. For the purposes of the preceding sentence, the market value of any Shares (including Shares comprised in any WPP ADR) subject to an ISO shall be determined at the time such ISO is granted.

6	This schedule shall be deemed to be included within the Plan as adopted by shareholders for the purpose of any ISO grants.

APPENDIX 3

India

The plan will apply to Options granted to residents in India (which shall include for the purposes of paragraph 4 below Participants in respect of whose Option a liability to Indian Fringe Benefit Tax arises) with the following modifications:

1

Notwithstanding any other provision of the Plan, a person is eligible to be granted an option under this Appendix if (and only if) he is a full-time director or qualifying employee (as defined in Paragraph 2 of Appendix 1) of a Participating Company (whether or not the Company itself) resident in India.

2

All or any of the terms of the Option may be altered to comply with requirements imposed under applicable exchange control regulations and other laws of India in relation to that Option and an Option may only be exercised if and to the extent permitted by those regulations.[36]

3

Applicable regulations of the Reserve Bank of India (“RBI”) do not currently limit the amount of funds that may be transferred for the purchase of stock pursuant to the exercise of a stock option under the Plan, but such regulations are subject to change. Any cash balances received in respect of, (i) dividends must be repatriated to India within seven days of receipt, and (ii) proceeds from sale of shares acquired pursuant to the Plan must be repatriated to India within ninety days of receipt.[37]

4

For the avoidance of doubt any Fringe Benefit Tax which is payable in respect of any Options will be recoverable from the relevant Participants in the same way as if it were a tax liability of those Participants unless the Compensation Committee determines otherwise at the time of grant of such Options.[38]

[36]	Amended by Resolution of the Compensation Committee dated 21 February 2006
[37]	Amended by Resolution of the Compensation Committee dated 21 February 2006
[38]	Paragraph 4 inserted by Resolution of the Compensation Committee dated 3 March 2009

APPENDIX 4

Belgium

The Plan will apply to Options granted to residents of Belgium with the following modifications.

1	In Rule 3(4), a further Rule (c) shall be added as follows:

“(c)

shall be cancelled if he notifies the Company that he refuses to accept the Option or if he fails to accept the Option within 60 days of the date of the Company’s communication to him in respect of the Option.”

2	In Rule 6(2), delete the words:

“the third anniversary of the Grant Date”

and substitute the words

“the 1 January following the third anniversary of the Grant Date.”

3	In Rule 6(3), delete the words:

“within 12 months after the date of his death.”

and substitute the words

“in the later of the period of 12 months commencing with the date of his death or the period of 6 months commencing on 1 January following the third anniversary of the Grant Date.”

4	In Rule 6(4), delete the words:

“and in this Rule the exercise period is the period which shall expire 6 months after his so ceasing”

and substitute the words

“and in this Rule the exercise period is the period which shall commence on the 1 January following the third anniversary of the Grant Date (the “Third Anniversary”) and expire 12 months after his so ceasing or 6 months after the Third Anniversary, whichever shall be the latest.”

APPENDIX 539

Switzerland

The Plan will apply to Options granted to the residents of Switzerland with the modification that in Rule 6.7 the words “and six months” be inserted after the words “10 years”.

[39]	The Appendix which previously followed Appendix 4 (the Netherlands) has been deleted; the amendment was made by Resolution of the Compensation Committee dated 3 March 2009

APPENDIX 640

Italy

The Plan will apply to Options granted to the residents of Italy with the following modifications:

1	In Rule 3.3, delete subsections (a) and (c) and replace them with the following provisions:

(a)

in the case of a Share Option, if Shares of the same class as those Shares are listed in the London Stock Exchange Daily Official List, the arithmetical average quotation of Shares of that class (as derived from that List) over a period from (and including) the Grant Date to the same day of the previous month;

(c)

in the case of an ADR Option, the arithmetical average of the fair market value of a WPP ADR as quoted on NASDAQ over a period from (and including) the Grant Date to the same day of the previous month;

APPENDIX 741

Executive directors

1	Pursuant and subject to Rule 5, any Option granted to a director of the Company will be subject to the relevant condition given in this Appendix 7.

2	[42]

3	The relevant condition shall be:

3.1

the performance period shall be the period of three calendar years commencing with the start of the accounting period including the Grant Date (or with such later period as may be specified by the Board at the time of the grant of the Option) (the “Performance Period”).

3.2	that the percentage increase in earnings per share of the Company over the Performance Period shall have exceeded the growth in the RPI by 5% per annum (compounded annually); and

3.3

in the event that, at the end of the Performance Period, it is determined that the percentage increase in earnings per share of the Company over the Performance Period has not exceeded the growth in the RPI by 5% per annum (compounded annually), the Option shall immediately lapse; and

4	For the purposes of the relevant condition:

4.1

Growth in Earnings Per Share shall be calculated by dividing the Earnings Per Share in respect of the third of the three consecutive financial years by the Earnings Per Share achieved in the financial year ending immediately prior to the first day of the first of those three consecutive financial years (commencing no earlier than the financial year in which the Grant Date occurs).

[40]	Amended by Resolution of the Compensation Committee dated 20 February 2007
[41]	Amended by Resolution of the Compensation Committee dated 20 February 2006
[42]	Paragraph 2 deleted by Resolution of the Compensation Committee dated 12 November 2012

4.2

Growth in the Retail Prices Index shall be calculated by dividing such Retail Prices Index as is published in respect of the month containing the last day of the third of the three consecutive financial years referred to in 4.1 above by such Retail Prices Index as was published in respect of the month containing the last day of the financial year of the Company ending immediately prior to the first day of the first of those three consecutive financial years.

5	The Board may make such fair and reasonable adjustments to the terms of the relevant condition as in its opinion it considers appropriate to take account of any Issue or Reorganisation.

6

If SSAP 3 and/or FRS 3 are modified, replaced or substituted or if the composition of the Retail Prices Index changes and/or the Retail Prices Index is replaced by another similar index, the Board may make such adjustments to the terms of the relevant condition as it in its opinion considers to be fair and reasonable.

7

Any adjustments made to the Performance Target pursuant to paragraphs 5 and 6 above shall be in accordance with and subject to Rule 9 of the Scheme and that any adjusted Performance Target will in the reasonable opinion of the Board be materially no more difficult and no less difficult to satisfy than the Performance Target to which the exercise of the Option was originally subject;[43]

8

As soon as is reasonably practical following the end of any relevant financial year of the Company the Board shall determine whether the Performance Target has been satisfied and shall notify the Participant in writing if it has been satisfied and once satisfied the Option may, subject as otherwise provided in the Rules, be exercised at any time during the Option Period notwithstanding that for subsequent financial years the Growth in Earnings Per Share may not exceed the Growth in the Retail Prices Index.

9

Any calculations or determinations by the Board in accordance with the Performance Target shall not be open to question and shall be final and binding on all persons concerned. The Board may request the Auditors to carry out any or all of the calculations and determinations of it in connection with the Performance Target. If so, the Auditors shall act as experts and not as arbitrators and their calculations and determinations shall not be open to question and shall be final and binding on all persons concerned.

10	For the purposes of the relevant condition the following terms shall have the following meanings:

“Earnings Per Share” means the earnings per share (as defined in SSAP 3 paragraph 10 as amended by FRS 3) of the Company determined in accordance with such standards and as shown in the audited financial statements of the Company after making such adjustments to the earnings per share as the Board in its opinion considers appropriate in order to ensure that the measure of earnings per share for the relevant financial years is on a fair and consistent basis including, without limitation, the following adjustments to earnings per share for the relevant financial years:

10.1	a proportionate upwards or downwards amendment in a case where the relevant financial year is more than or less than a calendar year; and/or

10.2	ignoring all exceptional and extraordinary items as defined in paragraphs 5 and 6 of FRS 3; and/or

10.3	ignoring the results of discontinued operations as defined in paragraph 4 of FRS 3.

[43]	Amended by Written Resolution of the Compensation Committee dated 16 February 2006

“FRS” means Financial Reporting Standard of the Accounting Standards Board Limited.

“Issue or Reorganisation” means any capitalisation issue (other than the issue of shares pursuant to the exercise of an option given to the shareholders of the Company to receive shares in lieu of dividend) or rights offer or any other variation in the share capital of the Company including (without limitation) any consolidation, sub-division or reduction of capital of the Company.

“Retail Prices Index” means the Retail Prices All Items Index Table: Indices back to 1947 (Table RP02) as published by the Office for National Statistics or any table which replaces it.

“SSAP” means Statement of Standard Accounting Practice of the Accounting Standards Board Limited.

APPENDIX 844

Taxpayers Subject to Section 409A of the United States Internal Revenue Code

The plan will apply to participants who are taxpayers subject to Section 409A of the United States Internal Revenue Code (“Section 409A”), with the following modifications:

1

The options granted under the plan are intended to be exempt from the requirements of Section 409A by satisfying the requirements of the exemption set forth under Section 1.409A-1(b)(5)(i)(A) of the United States Treasury Regulations or other applicable guidance (the “Exemption”). The plan shall be construed and interpreted in accordance with such intent. Any discretion afforded to any person or entity under the plan the existence of which itself would cause an option to fail to satisfy the requirements of the Exemption is hereby removed from the plan.

2	At the end of Rule 3.3(c) after the words “Grant Date”, add the words “provided that the price shall in no case be less than fair market value determined in accordance with Section 409A.”

3	Add the following as Rule 8.5:

4

“Notwithstanding the foregoing, only adjustments permitted by Section 409A shall be permitted to be made under Rule 8, including pro rata adjustments necessary to reflect a stock split, reverse stock split, and stock dividend.”

APPENDIX 945

Canada

The Plan will apply to Options granted to residents in Canada with the following modification:

Any Shares acquired by a Participant pursuant to this Plan may not be traded within Canada at any time and, by receiving such Shares, each Participant shall be taken to have agreed to observe this restriction.

[44]	Amended by Resolution of the Compensation Committee dated 9 August 2007
[45]	Appendices 9 to 16 inclusive inserted by Resolution of the Compensation Committee dated 3 March 2009

APPENDIX 10

Hong Kong

The Plan will apply to Options granted to residents in Hong Kong with the following modifications:

1

Any Shares acquired by a Participant pursuant to this Plan cannot be traded within Hong Kong within 6 months of the date of exercise of the Option(s) pursuant to which such Shares are acquired and, by receiving such Shares, each Participant shall be taken to have agreed to observe this restriction.

2

Notwithstanding any other provision of the Plan the grant of Options under and the operation of the Plan does not constitute an offer or invitation to the public within the meaning of the Companies Ordinance or the Securities and Futures Ordinance.

APPENDIX 11

Ireland

The Plan will apply to Options granted to residents of the Republic of Ireland with the following modification:

Any Option that is held by a person who is a director of a company resident or incorporated in the Republic of Ireland shall be satisfied by the issue of new Shares and not the transfer of Shares.

APPENDIX 12

Japan

The Plan will apply to Options granted to residents of Japan with the addition of the following rules:

In a case where Japanese laws and regulations would inhibit the exercise of an Option or the delivery of Shares or WPP ADRs (or the issue of a WPP receipt) following exercise of the Option, the Board may make such regulations as it thinks fit for dealing with this (whether or not consistent with the rules of the Plan), which for the avoidance of doubt may include:

(a)	declining to deliver Shares or WPP ADRs (or the issue of a WPP receipt) within 30 days after an Option under the Plan has been exercised, or at all, and

(b)	requiring Participants to give advance notice, of whatever length, of their intention to exercise an Option.

APPENDIX 13

Korea

The Plan will apply to Options granted to residents of Korea with the addition of the following rule:

Notwithstanding any other provision of the Plan unless the Company determines otherwise, no person will acquire any rights under an Option unless and until the relevant report has been filed with and, if necessary approved by, an authorised foreign exchange bank.

APPENDIX 14

Malaysia

The Plan will apply to Options granted to residents of Malaysia with the addition of the following rule:

Notwithstanding any other provision of the Plan, no person will acquire any rights under an Option unless and until the relevant registration has been filed with, or approval has been obtained from (in each case if required) the Controller of Foreign Exchange.

APPENDIX 15

Mexico

The Plan will apply to Options granted to residents in Mexico with the addition of the following rules:

1

Interests under the Plan have not and will not be registered with the National Registry of Securities maintained by the National Banking and Securities Commission of Mexico and therefore may not be publicly offered in Mexico.

2

Any grant of Options is a private offering under Article 8 paragraph III of the Securities Law of Mexico. Any such offering is limited to employees or groups of employees of companies which issue interests under any employee stock option plan or program, or the companies which are controlled by said company, as defined under the Securities Law and applicable regulations of Mexico in effect.

APPENDIX 16

Russia

The Plan will apply to Options granted to residents in Russia with the following modifications:

For the purposes of the securities laws of Russia, all transactions carried out and contracts entered into in connection with the Plan and any Shares acquired by Participants will be carried out or entered into outside Russia.